Exhibit 10.6


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of January 29, 2001 between TEMECULA VALLEY BANK, N.A., a national banking association ("Bank") and BRIAN CARLSON ("Executive").

                                     RECITAL

     Bank desires that Executive be employed as Executive Vice President/SBA Department Manager of Bank and Executive desires to be so employed, subject to the terms and conditions herein stated.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the parties agree as follows:

     1. TERM OF EMPLOYMENT

     1.1. Term. Bank hereby agrees to employ Executive, and Executive hereby accepts employment with Bank, for the period commencing February 12, 2001 ("Commencement Date"), and ending four (4) years thereafter, subject, however, to prior termination as provided in Section 4 hereof. When used herein, "Term" shall mean the entire period of employment of Executive by Bank hereunder, commencing as of the Commencement Date, whether for the full period provided above, or whether terminated earlier.

     2. DUTIES OF EXECUTIVE

     2.1. Duties. Executive shall perform me duties of Executive Vice President/SBA Department Manager of Bank, as specified hi Exhibit "A" hereto, and duties assigned by Bank's Chief Executive Officer or Board of Directors subject to the powers by law vested in the Board of Directors of Bank and in Bank's Shareholders. During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care faidifully, diligently, to the best of Executive's ability and in compliance with all applicable laws and Bank's Articles of Association and Bylaws.

     2.2. Exclusivity. Executive shall devote substantially all of Executive's productive tune, ability and attention to the business of Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent evidenced by a resolution duly adopted by the Board of Directors of Bank, or the Executive Committee thereof. Notwithstanding the foregoing, Executive may (i) make investments of a passive nature in any business or venture; and (ii) serve in any capacity in civic, charitable or social organizations, provided, however, that such investments or services shall not be in competition, directly or indirectly, in any manner with Bank.



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     3. COMPENSATION AND BENEFITS

     3.1. Salary and Bonus. For Executive's services hereunder, Bank shall pay, or cause to be paid, as annual gross base salary, to Executive in the amount of $150,000.00 during the Term ("Annual Salary"), beginning with the Commencement Date, payable in equal installments in accordance with Bank's normal payroll periods as in effect from time to time. In addition, Executive shall be paid a bonus (the "Bonus") equal to thirty (30) basis points of the total original principal amount of funded 7a and 504 SBA loans ("SBA Loans") as well as construction, conventional and business & industry loans processed through Bank's SBA Department, as reasonably determined by Bank. The Bonus shall be paid monthly within thirty (30) days of the end of the applicable calendar month.

     3.2. Vacation. Executive shall be entitled to four (4) weeks of vacation leave each year of the Term accruing in accordance with Bank policy, of which two (2) consecutive weeks must be taken hi each calendar year ("Mandatory Vacation"). Any vacation not used hi excess of the Mandatory Vacation shall not accumulate but at the end of each year of the Term, Executive shall be entitled to vacation pay in lieu of vacation.

     3.3. Equipment. Bank shall provide for Executive's use an automobile, the selection of which shall be within the discretion of the Board of Directors. Bank shall pay all the expenses (including, but not limited to, maintenance, fuel, insurance, registration) related to such automobile during the Term. Bank shall also provide Executive with a cellular phone for Executive's reasonable use in the performance of his duties hereunder. Bank shall pay all reasonable expenses hi connection with the business use of such cellular phone.

     3.4. Group Medical and Other Benefits. Bank shall provide for Executive, at Bank's expense, participation in the medical and other benefit plans offered to other similarly titled employees of Bank, commencing on the first day of the month following Executive's start date. Bank will reimburse Executive for any COBRA costs incurred in maintaining insurance coverage between the Commencement Date and the effective date of coverage under the Bank's medical and other benefit plans. Executive will become eligible to participate in Bank's 401 (k) Plan on the first day of the month following the ninetieth 90th day after the Commencement Date. Executive will also be eligible to participate in Bank's Senior Management Retirement Program on terms agreeable to Bank and Executive.

     3.5. Sick Leave. Executive shall be entitled to sick leave in accordance with Bank's personnel policy. Accrued sick leave may not be carried over from prior periods and Executive shall not be entitled to be paid hi lieu thereof.

     3.6. Stock Options. As soon as practicable after the Commencement Date, Executive shall receive an option to purchase not less than fifteen thousand (15,000) shares of Bank common stock in accordance with the terms of Bank's employee stock option plan. Executive shall also be entitled to an additional grant to purchase an additional twenty five thousand (25,000) shares of Bank common stock should the Bank's existing employee stock option plan be amended by shareholder vote to enlarge the pool of shares available for stock options.


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     4. TERMINATION

     4.1. Termination With Cause. Except as otherwise provided herein, this Agreement may be terminated by Bank, at Bank's option with notice to Executive, upon the occurrence of any of the following events:

(a) A material breach by Executive of any of the express terms or provisions of this Agreement;

(b) Executive is charged with illegal activity or pleads guilty to or nolo contendere to, illegal activity;

(c) Executive has committed any illegal or dishonest act which would cause termination of coverage under Bank's Bankers Blanket Bond as to Executive or termination of coverage as to Bank as a whole;

(d) Executive fails to perform or neglects Executive's duties or commits an act of malfeasance or misfeasance in connection therewith;

(e) Executive becomes permanently disabled, as determined in good faith by the Board of Directors;

(f) The Comptroller of the Currency, or any other regulatory agency having jurisdiction, requests Executive's dismissal or removal, issues a notice of suspension or removal, finally removes, or suspends Executive from office;

(g) The Comptroller of the Currency or other supervisory or regulatory authority having jurisdiction takes possession of the property and business of Bank; or

(h)  The death of the Executive.


     4.2. Termination Without Cause. During the Term, subject to provisions specifically intended to survive termination, this Agreement may be terminated by either party without cause upon written notice to the other.

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     4.3. Compensation Upon Termination. If Executive's employment is terminated by Bank pursuant to Section 4.1 above, or by Executive pursuant to Section 4.2, Executive shall then only be entitled to receive his Annual Salary through the effective date of such termination. If Executive's employment is terminated by Bank pursuant to Section 4.2, subject to any limitations on payments under applicable federal or state law, Executive shall be entitled to the same amount as if the termination had been pursuant to Section 4.1, plus an immediate payment of severance in an amount equal to Executive's Annual Salary (as in effect immediately prior to termination) for the severance period, which shall, for this purpose, be the lesser of six (6) months from the effective date of termination, or the remainder of the Term.

     4.4. Vesting of Options Upon Change of Control. Executive's option agreements covering stock options to be issued to him shall provide that hi the event of a Change in Control (as defined below), all options shall vest immediately prior to any Change in Control. "Change of Control" means: (a) more than fifty percent (50%) of Bank's voting stock is transferred to a person or entity that is not, prior to the transaction, a Bank "Affiliate," as that term is defined hi 12 U.S.C. Section 371c and "Affiliate" shall include the formation of a Bank holding company; or (b) a merger or consolidation transaction pursuant to which Bank's shareholders prior to the merger or consolidation own less than fifty percent (50%) of the resulting entity after the merger or consolidation.

     4.5. Other Employment. In the event of termination of Executive under
Section 4.2 and payment by Bank of the severance compensation, Executive agrees not to seek or accept employment in the Banking industry for performance of services within a twenty five (25) mile radius of every location Bank maintains an office for a period of six (6) months from the effective date of termination. If Executive chooses to accept such employment, he shall not be entitled to the severance payments and to the extent paid, shall be repaid immediately to Bank.

     5. INDEMNITY. The parties recognize that a person or entity can attempt to assert a claim, demand or suit regardless of the lack of merit or merit of such claim, demand or suit and regardless of the enforceability or unenforceability of any agreements which form the basis of such claim, and further recognize that litigation or threatened litigation can be costly and time consuming. Bank agrees that in the event Executive's immediate prior employer does assert any claim, demand or suit against Executive during the Term, then Bank shall pay or reimburse Executive for costs, expenses (including reasonable attorneys fees), judgments and settlements hi connection with any such claim, demand or suit; provided, however, that hi the event such former employer establishes by final judgment that Executive willfully or hi a grossly negligent manner engaged in illegal conduct, or Executive settles any claim, demand or suit without the prior consent of Bank, all amounts paid or advanced by Bank under this Section 5 shall be repaid by Executive within thirty (30) days of any such finding.


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     6. GENERAL PROVISIONS.

     6.1. Ownership of Books and Records: Confidentiality.

     (a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to Bank customers, and all other files, books and records and other materials owned by Bank or used by it in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to Bank by Executive on any termination of his employment; and

     (b) During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of Bank customers, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them hi any way, either during the Term or thereafter, except as required in the course of Executive's employment with Bank.

     6.2. Assignment and Modification. This Agreement, and the rights and dudes hereunder, may not be assigned by Executive.

     6.3. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person, sent by courier, by facsimile or certified or registered mail, return receipt requested, postage prepaid as follows:

      To Bank:          Temecula Valley Bank, N.A.
                        27710 Jefferson Drive, Suite A100
                        Temecula, California 92590 Attn:
                        Stephen H. Wacknitz, President / Chief Executive Officer
                        Facsimile:      (909) 694-9194

      To Executive:     Brian Carlson
                        8806 N. Fifth Street Fresno, Ca 93720


      With a copy to:   Stephanie E. Allen, Esq.
                        Me Andrews, Allen & Matson 1301 Dove Street, Suite 1020
                        Newport Beach, CA 92660 Facsimile:      (949) 955-3723


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or to such other, party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date received if delivered in person, by courier or by facsimile, or on the third day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

     6.4. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

     6.5. Entire Agreement. Except as provided herein, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

     6.6. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

     6.7. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

     6.8. Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

     6.9. Calendar Days/Close of Business. Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date and references to "days" shall refer to calendar days.

     6.10. Severabih'tv In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions hereof, shall not be affected thereby.

     6.11. Attorneys' Fees. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys' fees, court costs, costs of investigation and other costs reasonably related to such proceeding, hi such amounts as may be determined in the discretion of the court or other body having jurisdiction.

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     6.12. Rules of Construction. The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. This Agreement has been reviewed by each party and counsel for each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.


                        Bank: TEMECULA VALLEY BANK N.A.
                        By: /S/ STEPHEN H. WACKNITZ
                        President and Chief Executive Officer


                        Executive: /S/BRIAN CARLSON

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                                  Exhibit "A"

                       Duties of Executive Vice President

POSITION TITLE: Executive Vice President/SBA Department

REPORTS DIRECTLY TO: President/Chief Executive Officer

FUNCTION: Senior Management of the SBA Department

DUTIES:

1. Oversee overall growth of the Bank's SBA Department; Responsible for establishing, in consultation with the Bank's President and other key personnel, and achieving target growth of the Bank,

2.   Supervise and effectively manage SBA personnel.

3.   Aid in achieving CRA compliance.

4. Ensure the policies and procedures of the SBA Department are adhered to and maintained up to industry standards; take initiative to implement any policy or procedure changes required by law or good sound practices.



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